Exhibit 99.4

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06105

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 2, 2015, as Annex D to, and to the reference thereto under the captions “Summary—Opinions of Aetna’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” and “Humana Proposal I: Adoption of the Merger Agreement and Aetna Proposal I: Approval of the Stock Issuance—Background of the Mergers, —Aetna’s Reasons for the Mergers; Recommendation of the Aetna Board of Directors that Aetna Shareholders Approve the Stock Issuance, —Opinions of Aetna’s Financial Advisors—Opinion of Citigroup Global Markets Inc., and —Unaudited Prospective Financial Information” in, the Joint Proxy Statement/Prospectus relating to the proposed mergers involving Aetna Inc. and Humana Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Aetna Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

August 10, 2015